Term Sheet To prospectus dated November 21, 2008, prospectus supplement dated November 21, 2008 and product supplement no. 39-A-VI dated February 22, 2010	Term Sheet to Product Supplement No. 39-A-VI Registration Statement No. 333-155535 Dated November 2, 2011; Rule 433

Structured Investments	$ Buffered Return Enhanced Notes Linked to a Weighted Basket Consisting of the iShares® Dow Jones U.S. Real Estate Index Fund and the SPDR® S&P® Homebuilders ETF due November 7, 2013

General

•	The notes are designed for investors who seek a return of twice the appreciation of a weighted basket of two domestic exchange-traded funds, up to a maximum total return on the notes that will not be less than 28.50%* or greater than 30.50%* at maturity. Investors should be willing to forgo interest and dividend payments and, if the Ending Basket Level is less than the Starting Basket Level by more than 15%, be willing to lose up to 85% of their principal. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.
•	Senior unsecured obligations of JPMorgan Chase & Co. maturing November 7, 2013†.
•	Minimum denominations of $1,000 and integral multiples thereof.
•	The notes are expected to price on or about November 2, 2011 and are expected to settle on or about November 7, 2011.

Key Terms

Basket:	The notes are linked to a weighted basket consisting of the iShares® Dow Jones U.S. Real Estate Index Fund (“IYR”) and the SPDR® S&P® Homebuilders ETF (“XHB”) (each a “Basket Fund” and together, the “Basket Funds”).
Component Weightings:	The iShares U.S. Real Estate Weighting is 70.00% and the S&P Homebuilders Weighting is 30.00% (each a “Component Weighting,” and collectively, the “Component Weightings”).
Upside Leverage Factor:	2
Payment at Maturity:	If the Ending Basket Level is greater than the Starting Basket Level, at maturity you will receive a cash payment that provides you with a return per $1,000 principal amount note equal to the Basket Return multiplied by two, subject to the Maximum Total Return on the notes that will not be less than 28.50%* or greater than 30.50%*. For example, assuming the Maximum Total Return is 28.50%*, if the Basket Return is equal to or greater than 14.25%*, you will receive the Maximum Total Return on the notes of 28.50%*, which entitles you to a maximum payment at maturity of $1,285* for every $1,000 principal amount note that you hold. Accordingly, if the Basket Return is positive, your payment at maturity per $1,000 principal amount note will be calculated as follows, subject to the Maximum Total Return:
$1,000 + [$1,000 × (Basket Return × 2)]
* The actual Maximum Total Return will be set on the pricing date and will not be less than 28.50% or greater than 30.50%, and accordingly, the actual maximum payment at maturity will not be less than $1,285 or greater than $1,305 per $1,000 principal amount note.

If the Ending Basket Level is equal to or less than the Starting Basket Level by up to 15%, you will receive the principal amount of your notes at maturity.

If the Ending Basket Level is less than the Starting Basket Level by more than 15%, you will lose 1% of the principal amount of your notes for every 1% that the Ending Basket Level is less than the Starting Basket Level by more than 15% and your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + [$1,000 × (Basket Return + 15%)]
If the Ending Basket Level is less than the Starting Basket Level by more than 15%, you could lose up to $850 per $1,000 principal amount note.
Buffer Amount:	15%, which results in a minimum payment of $150 per $1,000 principal amount note, subject to the credit risk of JPMorgan Chase & Co.
Basket Return:	Ending Basket Level – Starting Basket Level Starting Basket Level
Starting Basket Level:	Set equal to 100 on the pricing date
Ending Basket Level:	The Basket Closing Level on the Observation Date
Basket Closing Level:	On the Observation Date, the Basket Closing Level will be calculated as follows:
100 × [1 + (iShares U.S. Real Estate Return × iShares U.S. Real Estate Weighting) + (S&P Homebuilders Return × S&P Homebuilders Weighting)]
Each of the returns set forth in the formula above refers to the Fund Return for the relevant Basket Fund, which reflects the performance of the relevant Basket Fund, expressed as a percentage, from the closing price of that Basket Fund on the pricing date to the closing price of that Basket Fund multiplied by the applicable Share Adjustment Factor on the Observation Date.
Share Adjustment Factor:	With respect to each Basket Fund, 1.0 on the pricing date and subject to adjustment under certain circumstances. See “Description of Notes — Payment at Maturity” and “General Terms of Notes — Anti-Dilution Adjustments” in the accompanying product supplement no. 39-A-VI for further information about these adjustments.
Observation Date:	November 4, 2013†
Maturity Date†:	November 7, 2013†
CUSIP:	48125VAY6

†Subject to postponement in the event of a market disruption event and as described under “Description of Notes — Payment at Maturity” in the accompanying product supplement no. 39-A-VI.

Investing in the Buffered Return Enhanced Notes involves a number of risks. See “Risk Factors” beginning on page PS-10 of the accompanying product supplement no. 39-A-VI and “Selected Risk Considerations” beginning on page TS-2 of this term sheet.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Us
Per note	$	$	$
Total	$	$	$
(1)	The price to the public includes the estimated cost of hedging our obligations under the notes through one or more of our affiliates.
(2)	If the notes priced today, J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., would receive a commission of approximately $15.00 per $1,000 principal amount note and would use a portion of that commission to allow selling concessions to other affiliated or non-affiliated dealers of approximately $2.50 per $1,000 principal amount note. This commission includes the projected profits that our affiliates expect to realize, some of which may be allowed to other unaffiliated dealers, for assuming risks inherent in hedging our obligations under the notes. The actual commission received by JPMS may be more or less than $15.00 and will depend on market conditions on the pricing date. In no event will the commission received by JPMS, which includes concessions to and other amounts that may be allowed to other dealers, exceed $40.00 per $1,000 principal amount note. See “Plan of Distribution (Conflicts of Interes)” beginning on page PS-184 of the accompanying product supplement no. 39-A-VI.

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

November 2, 2011

Additional Terms Specific to the Notes

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product supplement no. 39-A-VI and this term sheet if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this term sheet together with the prospectus dated November 21, 2008, as supplemented by the prospectus supplement dated November 21, 2008 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 39-A-VI dated February 22, 2010. This term sheet, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 39-A-VI, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 39-A-VI dated February 22, 2010: http://www.sec.gov/Archives/edgar/data/19617/000089109210000670/e37841_424b2.pdf
•	Prospectus supplement dated November 21, 2008: http://www.sec.gov/Archives/edgar/data/19617/000089109208005661/e33600_424b2.pdf
•	Prospectus dated November 21, 2008: http://www.sec.gov/Archives/edgar/data/19617/000089109208005658/e33655_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this term sheet, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

Selected Purchase Considerations

•	CAPPED APPRECIATION POTENTIAL — The notes provide the opportunity to enhance equity returns by multiplying a positive Basket Return by two, up to the Maximum Total Return on the notes. The Maximum Total Return will be set on the pricing date and will not be less than 28.50% or greater than 30.50%, and accordingly, the maximum payment at maturity will not be less than $1,285 or greater than $1,305 per $1,000 principal amount note. Because the notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.
•	LIMITED PROTECTION AGAINST LOSS — We will pay you your principal back at maturity if the Ending Basket Level is not less than the Starting Basket Level by more than 15%. If the Ending Basket Level is less than the Starting Basket Level by more than 15%, for every 1% that the Ending Basket Level is less than the Starting Basket Level by more than 15%, you will lose an amount equal to 1% of the principal amount of your notes.
•	DIVERSIFICATION AMONG THE BASKET FUNDS — Because the iShares® Dow Jones U.S. Real Estate Index Fund makes up 70% of the Basket, we expect that generally the market value of your notes and your payment at maturity will depend significantly on the performance of the iShares® Dow Jones U.S. Real Estate Index Fund. The return on the notes is linked to a basket consisting of the iShares® Dow Jones U.S. Real Estate Index Fund and the SPDR® S&P® Homebuilders ETF. The iShares® Dow Jones U.S. Real Estate Index Fund is an exchange-traded fund of iShares® Trust, which is a registered investment company that consists of numerous separate investment portfolios. The iShares® Dow Jones U.S. Real Estate Index Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in the real estate sector of the U.S. equity markets, as measured by the Dow Jones U.S. Real Estate Index. The Dow Jones U.S. Real Estate Index measures the performance of the real estate sector of the U.S. equity market. The SPDR® S&P® Homebuilders ETF is an exchange-traded fund of SPDR® Series Trust, which is a registered investment company that consists of numerous separate investment portfolios. The SPDR® S&P® Homebuilders ETF seeks to replicate as closely as possible, before fees and expenses, the total return of the S&P® Homebuilders Select IndustryTM Index. The S&P® Homebuilders Select IndustryTM Index is an equal-weighted index that is designed to measure the performance of the homebuilders sub-industry portion of the S&P® Total Market Index, a benchmark that measures the performance of the U.S. equity market. We refer to the indices underlying the Basket Funds as the “Underlying Indices.” For additional information about each Basket Fund, see “The iShares® Dow Jones U.S. Real Estate Index Fund” and “The SPDR® S&P® Homebuilders ETF” in the accompanying product supplement no. 39-A-VI.
•	TAX TREATMENT — You should review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 39-A-VI. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special tax counsel, Davis Polk & Wardwell LLP, it is reasonable to treat the notes as “open transactions” for U.S. federal income tax purposes that, subject to the discussion of the “constructive ownership” rules in the following sentences, generate long-term capital gain or loss if held for more than one year. The notes may be treated as subject to the constructive ownership rules of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), in which case any gain recognized in respect of the notes that would otherwise be long-term capital gain and that was in excess of the “net underlying long-term capital gain” (as defined in Section 1260) would be treated as ordinary income, and an
JPMorgan Structured Investments —	TS-1
Buffered Return Enhanced Notes Linked to a Weighted Basket Consisting of the iShares® Dow Jones U.S. Real Estate Index Fund and the SPDR® S&P® Homebuilders ETF

interest charge would apply as if that income had accrued for tax purposes at a constant yield over the notes’ term. Our special tax counsel has not expressed an opinion with respect to whether the constructive ownership rules apply to the notes. Accordingly, U.S. Holders should consult their tax advisers regarding the potential application of the constructive ownership rules. In addition, in 2007, Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the notes. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by Non-U.S. Holders should be subject to withholding tax; and whether these instruments are or should be subject to the constructive ownership regime described above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the notes, including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by this notice. In addition, based on certain factual assumptions and representations received from us, our special tax counsel is of the opinion that withholding under Sections 897 and 1445 of the Code and the regulations thereunder (collectively, “FIRPTA”) should not be imposed on proceeds paid to Non-U.S. Holders, although it is possible that we may decide (or that the IRS could argue) that we are required to do so. However, under a different set of rules, Non-U.S. Holders may in any event be withheld upon unless they have submitted a properly completed IRS Form W-8BEN or otherwise satisfied the applicable documentation requirements.

The discussion in the preceding paragraph, when read in combination with the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Basket, the Basket Funds, the indices underlying the Basket Funds, which we refer to as the Underlying Indices, or any of the equity securities held by the Basket Funds or included in the Underlying Indices. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 39-A-VI dated February 22, 2010.

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. The return on the notes at maturity is linked to the performance of the Basket and will depend on whether, and the extent to which, the Basket Return is positive or negative. Your investment will be exposed to loss if the Ending Basket Level is less than the Starting Basket Level by more than 15%. For every 1% that the Ending Basket Level is less than the Starting Basket Level by more than 15%, you will lose an amount equal to 1% of the principal amount of your notes. Accordingly, you could lose up to 85% of your initial investment at maturity.
•	YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED TO THE MAXIMUM TOTAL RETURN — If the Ending Basket Level is greater than the Starting Basket Level, for each $1,000 principal amount note, you will receive at maturity $1,000 plus an additional amount that will not exceed a predetermined percentage of the principal amount, regardless of the appreciation in the Basket, which may be significant. We refer to this percentage as the Maximum Total Return, which will be set on the pricing date and will not be less than 28.50% or greater than 30.50%.
•	CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co., and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes at maturity, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to affect adversely the value of the notes.
•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. It is possible that such hedging activities or other trading activities of ours or our affiliates could result in substantial returns for us or our affiliates while the value of the notes declines.
•	CERTAIN BUILT-IN COSTS ARE LIKELY TO AFFECT ADVERSELY THE VALUE OF THE NOTES PRIOR TO MATURITY — While the payment at maturity, if any, described in this term sheet is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the estimated cost of hedging our obligations under the notes. As a result, and as a general matter, the price, if any, at which JPMS will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price and any sale prior to the maturity date could result in a substantial loss to you. This secondary market price will also be affected by a number of factors aside from the agent’s commission and hedging costs, including those set forth under “Many Economic and Market Factors Will Impact the Value of the Notes” below.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

•	NO INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities composing any of the Basket Funds would have.
•	THERE ARE RISKS ASSOCIATED WITH THE BASKET FUNDS — Although shares of the Basket Funds are listed for trading on NYSE Arca, Inc. (“NYSE Arca”) and a number of similar products have been traded on NYSE Arca and other securities exchanges for varying periods of time, there is no assurance that an active trading market will
JPMorgan Structured Investments —	TS-2
Buffered Return Enhanced Notes Linked to a Weighted Basket Consisting of the iShares® Dow Jones U.S. Real Estate Index Fund and the SPDR® S&P® Homebuilders ETF

continue for the shares of the Basket Funds or that there will be liquidity in the trading market. The Basket Funds are subject to management risk, which is the risk that the investment strategies of the applicable investment adviser, the implementation of which is subject to a number of constraints, may not produce the intended results. These constraints could adversely affect the market price of the shares of the Basket Funds, and consequently, the value of the notes.

•	DIFFERENCES BETWEEN THE BASKET FUNDS AND THEIR RESPECTIVE UNDERLYING INDICES — The Basket Funds do not fully replicate their respective Underlying Indices, may hold securities not included in their respective Underlying Indices and their performance will reflect additional transaction costs and fees that are not included in the calculation of their respective Underlying Indices, all of which may lead to a lack of correlation between the Basket Funds and their respective Underlying Indices. In addition, corporate actions with respect to the sample of equity securities (such as mergers and spin-offs) may impact the variance between a Basket Fund and its Underlying Index. Finally, because the shares of the Basket Funds are traded on NYSE Arca, and are subject to market supply and investor demand, the market value of one share of a Basket Fund may differ from the net asset value per share of that Basket Fund. For all of the foregoing reasons, the performance of the Basket Funds may not correlate with the performance of their respective Underlying Indices.
•	THE iSHARES® DOW JONES U.S. REAL ESTATE INDEX FUND IS LINKED TO THE PERFORMANCE OF THE REAL ESTATE INDUSTRY — All or substantially all of the equity securities held by the iShares® Dow Jones U.S. Real Estate Index Fund are issued by companies whose lines of business are directly associated with the real estate industry and include real estate investment trusts. Because 70% of the value of the Basket is linked to the performance of iShares® Dow Jones U.S. Real Estate Index Fund, an investment in these notes will be concentrated in this industry. The real estate industry is cyclical and has from time to time experienced significant difficulties. As a result, the value of the notes may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this industry than a different investment linked to securities of a more broadly diversified group of issuers. In addition, the real estate industry is significantly affected by a number of factors in general and local economic conditions as well as real estate markets, including those described under “Risk Factors” in the accompanying product supplement no. 39-A-VI. These factors could cause a downturn in the real estate industry generally or regionally and could cause the value of the stocks held by the iShares® Dow Jones U.S. Real Estate Index Fund and the price of the iShares® Dow Jones U.S. Real Estate Index Fund to decline during the term of the notes.
•	THE SPDR® S&P® HOMEBUILDER ETF IS LINKED TO THE PERFORMANCE OF THE HOMEBUILDING INDUSTRY — All or substantially all of the equity securities held by the SPDR® S&P® Homebuilders ETF are issued by companies whose primary lines of business are directly associated with the residential homebuilding industry. As a result, the value of the notes may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this industry than a different investment linked to securities of a more broadly diversified group of issuers. In addition, the homebuilding industry is significantly affected by a number of factors in general and local economic conditions and real estate markets as well as by weather conditions, natural disasters and geopolitical events, including those described under “Risk Factors” in the accompanying product supplement no. 39-A-VI. These factors could cause an upturn or a downturn in the homebuilding industry generally or regionally and could cause the value of the equity securities held by the SPDR® S&P® Homebuilders ETF and the price of the Index Fund to decline during the term of the notes.
•	LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.
•	THE ANTI-DILUTION PROTECTION FOR THE BASKET FUNDS IS LIMITED —The calculation agent will make adjustments to the Share Adjustment Factor for a Basket Fund for certain events affecting the shares of that Basket Fund. However, the calculation agent will not make an adjustment in response to all events that could affect the shares of the Basket Funds. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.
•	MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES — In addition to the prices of the Basket Funds on any day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:
•	the actual and expected volatility of the Basket Funds;
•	the time to maturity of the notes;
•	the dividend rate on the equity securities underlying the Basket Funds or included in the Underlying Indices;
•	interest and yield rates in the market generally as well as in the markets of the equity securities held by the Basket Funds or included in the Underlying Indices;
•	a variety of economic, financial, political, regulatory and judicial events;
•	the occurrence of certain events to the Basket Funds that may or may not require an adjustment to the applicable Share Adjustment Factor;
•	developments in the real estate and homebuilding markets; and
•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.
JPMorgan Structured Investments —	TS-3
Buffered Return Enhanced Notes Linked to a Weighted Basket Consisting of the iShares® Dow Jones U.S. Real Estate Index Fund and the SPDR® S&P® Homebuilders ETF

What Is the Total Return on the Notes at Maturity Assuming a Range of Performances for the Basket?

The following table and examples illustrate the hypothetical total return at maturity on the notes. The “total return” as used in this term sheet is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000. The hypothetical total returns set forth below assume a Maximum Total Return of 28.50%. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Ending Basket Level	Basket Return	Total Return
180.00	80.00%	28.50%
165.00	65.00%	28.50%
150.00	50.00%	28.50%
140.00	40.00%	28.50%
130.00	30.00%	28.50%
120.00	20.00%	28.50%
114.25	14.25%	28.50%
110.00	10.00%	20.00%
105.00	5.00%	10.00%
102.50	2.50%	5.00%
100.00	0.00%	0.00%
95.00	-5.00%	0.00%
90.00	-10.00%	0.00%
85.00	-15.00%	0.00%
80.00	-20.00%	-5.00%
70.00	-30.00%	-15.00%
60.00	-40.00%	-25.00%
50.00	-50.00%	-35.00%
40.00	-60.00%	-45.00%
30.00	-70.00%	-55.00%
20.00	-80.00%	-65.00%
10.00	-90.00%	-75.00%
0.00	-100.00%	-85.00%

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: The level of the Basket increases from a Starting Basket Level of 100 to an Ending Basket Level of 105.

Because the Ending Basket Level of 105 is greater than the Starting Basket Level of 100 and the Basket Return of 5% multiplied by 2 does not exceed the hypothetical Maximum Total Return of 28.50%, the investor receives a payment at maturity of $1,100 per $1,000 principal amount note, calculated as follows:

$1,000 + [$1,000 × (5% × 2)] = $1,100

Example 2: The level of the Basket decreases from a Starting Basket Level of 100 to an Ending Basket Level of 85.

Although the Basket Return is negative, because the Ending Basket Level of 85 is less than the Starting Basket Level of 100 by not more than the Buffer Amount of 15%, the investor receives a payment at maturity of $1,000 per $1,000 principal amount note.

Example 3: The level of the Basket increases from a Starting Basket Level of 100 to an Ending Basket Level of 130.

Because the Ending Basket Level of 130 is greater than the Starting Basket Level of 100 and the Basket Return of 30% multiplied by 2 exceeds the hypothetical Maximum Total Return of 28.50%, the investor receives a payment at maturity of $1,285 per $1,000 principal amount note, the hypothetical maximum payment on the notes.

Example 4: The level of the Basket decreases from a Starting Basket Level of 100 to an Ending Basket Level of 70.

Because the Basket Return is negative and the Ending Basket Level of 70 is less than the Starting Basket Level of 100 by more than the Buffer Amount of 15%, the investor receives a payment at maturity of $850 per $1,000 principal amount note, calculated as follows:

$1,000 + [$1,000 × (-30% + 15%)] = $850

Example 5: The level of the Basket decreases from a Starting Basket Level of 100 to an Ending Basket Level of 0.

Because the Basket Return is negative and the Ending Basket Level of 0 is less than the Starting Basket Level of 100 by more than the Buffer Amount of 15%, and the investor receives a payment at maturity of $150 per $1,000 principal amount note, calculated as follows:

$1,000 + [$1,000 × (-100% + 15%)] = $150

The hypothetical returns and hypothetical payouts on the notes shown above do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payouts shown above would likely be lower.

JPMorgan Structured Investments —	TS-4
Buffered Return Enhanced Notes Linked to a Weighted Basket Consisting of the iShares® Dow Jones U.S. Real Estate Index Fund and the SPDR® S&P® Homebuilders ETF

Historical Information

The following graphs show the historical weekly performance of the iShares® Dow Jones U.S. Real Estate Index Fund from January 6 2006 through October 28, 2011 and the SPDR® S&P® Homebuilders ETF as well as the Basket as a whole from February 10, 2006 through October 28, 2011. The SPDR® S&P® Homebuilders ETF commenced trading on February 6, 2006. The graph of the historical Basket performance assumes the Basket level on February 10, 2006 was 100 and the Component Weightings specified on the cover of this term sheet on that date. The closing price of the iShares® Dow Jones U.S. Real Estate Index Fund on November 1, 2011 was $55.31. The closing price of the SPDR® S&P® Homebuilders ETF on November 1, 2011 was $15.52.

We obtained the various Basket Fund closing prices below from Bloomberg Financial Markets. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical prices of each Basket Fund and the historical levels of the Basket should not be taken as an indication of future performance, and no assurance can be given as to the closing price of any Basket Fund on the pricing date or the Observation Date. We cannot give you assurance that the performance of the Basket Funds will result in the return of any of your initial investment in excess of $150 per $1,000 principal amount note, subject to the credit risk of JPMorgan Chase & Co.

JPMorgan Structured Investments —	TS-5
Buffered Return Enhanced Notes Linked to a Weighted Basket Consisting of the iShares® Dow Jones U.S. Real Estate Index Fund and the SPDR® S&P® Homebuilders ETF